SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549
                      ------------------------------------

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                January 11, 2000
                        (Date of earliest event reported)

                              Corning Incorporated
             (Exact name of Registrant as specified in its charter)

             New York               1-3247                  16-0393470
            (State of             (Commission              (IRS Employer
          Incorporation)            File No.)           Identification No.)

                 One Riverfront Plaza, Corning, New York  14831
                    (Address of principal executive offices)

                                 (607) 974-9000
                         (Registrant's telephone number)


                    INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.  OTHER EVENTS

On January 11, 2000, Corning Incorporated, a New York corporation ("Corning"), announced that it planned an underwritten offering of 13,000,000 shares of common stock (excluding an overallotment option) under its existing $2 billion universal shelf registration statement.

The net proceeds from the sale of the common stock would be used to pay for the previously-announced acquisition of the Siemens worldwide optical fiber and cable assets as well as for general corporate purposes.

On January 11, 2000, Corning issued a press release which read as follows:

            FOR RELEASE - JANUARY 11, 2000


            Corning Contact:
            Robert W. DeMallie
            (607) 974-8832
            demallierw@corning.com



          Corning Announces Plans for Common Stock Offering


     CORNING, N.Y. Corning Incorporated (NYSE:GLW) announced today that it plans to offer 13 million shares of common stock under its existing
     $2 billion universal shelf registration statement. Goldman, Sachs & Co. and J.P. Morgan Securities Inc. will lead the planned underwritten offering, as joint book-running managers. In addition, the underwriters will be granted an overallotment option of up to 1,950,000 shares.

     The net proceeds from the sale of the common stock will be used to pay for the previously announced acquisition of Siemens' worldwide optical fiber and cable assets, which is expected to close in early 2000, as well as for general corporate purposes. Corning expects to price the equity offering during the week of Jan. 24, 2000.

     For a copy of the prospectus relating to the offering, contact the syndicate department of either of the joint book-running managers.

     Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning's revenues in 1998 were $3.5 billion.


                                       ###

     Investor Relations Contact:
     Katherine M. Dietz
     (607) 974-8217
     dietzkm@corning.com


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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                          CORNING INCORPORATED


                                                     By:   /s/  M. Ann Gosnell
                                                           Assistant Secretary



Dated:  January 11, 2000